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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                   For the three months        For the six months
                                                      ended June 30,             ended June 30,
                                                 -----------------------     -----------------------
                                                   2005          2004          2005          2004
                                                 ---------     ---------     ---------     ---------
Net Earnings                                     $  27,800     $  41,190     $  47,578     $  78,147

Average common shares outstanding                   62,078        60,889        61,770        60,814

Net earnings per share - basic                   $    0.45     $    0.68     $    0.77     $    1.29

Average common share equivalents outstanding        64,265        64,055        64,083        64,145

Net earnings per share - diluted                 $    0.43     $    0.65     $    0.74     $    1.22
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